Centrue Financial Corporation Announces 2009 Fourth Quarter and Full Year Results

ST. LOUIS, MO -- (Marketwire - March 26, 2010) - Centrue Financial Corporation (the "Company" or "Centrue") (NASDAQ: TRUE)

Highlights

--  Earnings: Fourth quarter net loss of $14.5 million compared to $8.4 million net loss for third quarter 2009 and $1.6 million net loss for fourth quarter 2008. Results were adversely impacted by a $22.3 million provision for loan losses and a $3.6 million impairment on trust preferred collateralized debt obligations ("CDO") securities.

--  Risk-Based Capital Ratios: All regulatory capital ratios to be considered "well-capitalized" were exceeded as of December 31, 2009.
    Total risk-based capital ratio was 11.34% as compared to 12.18% at year-end 2008.

--  Credit Quality: The allowance for loan losses was increased to 4.62% of total loans; nonperforming assets increased $6.5 million from third quarter 2009 to 7.40% of total assets; provision levels exceeded net loan charge-offs by $12.9 million.

--  Balance Sheet: Total loans decreased $119.3 million since year-end 2008 on strategic initiatives to reduce balance sheet risk. Total deposits increased $5.5 million since year-end 2008. In-market deposits increased $50.8 million, FHLB advances decreased $54.0 million and brokered deposits decreased $45.3 million during the same period.

--  Net Interest Margin: Net interest margin compressed 8 basis points from the prior quarter to 3.13% primarily due to increased levels of nonaccrual loans and surplus liquidity initiatives.

--  Liquidity: The Bank's liquidity improved as in-market deposits, cash and securities grew while wholesale funding (brokered deposits and FHLB advances) and loans decreased.

Centrue Financial Corporation (the "Company" or "Centrue") (NASDAQ: TRUE), parent company of Centrue Bank, reported a fourth quarter 2009 net loss of $14.5 million, or $(2.48) per common diluted share, compared to a net loss of $1.6 million, or $(0.27) per common diluted share, for the same period in 2008. The results for the fourth quarter 2009 were adversely impacted by a $22.3 million provision for loan losses largely related to the Company's land development, construction and commercial real estate portfolio. Also contributing to the loss was a $3.6 million non-cash impairment charge to CDO securities largely related to conditions impacting the banking sector. Other factors having a negative impact on financial results were higher loan remediation costs and increased FDIC premiums on deposits.

For the full year 2009, Centrue reported a net loss of $38.1 million, or $(6.61) per common diluted share, compared to net income of $6.4 million, or $1.02 per common diluted share, for the same period in 2008. Results for the full year 2009 were adversely impacted by a $52.0 million provision for loans losses, an $8.5 million goodwill impairment charge taken in the second quarter, and a $12.6 million impairment on CDO securities.

"Reporting an operating loss for the year was certainly disappointing and fell short of expectations," remarked President & CEO Thomas A. Daiber, who noted that 2009 results were negatively impacted by increases to the allowance for loan losses and impairments on securities and goodwill. "We continue to work with our borrowers who are struggling during these tough economic times as many of our customers are experiencing reduced overall business activity, revenue and profits. Management has been proactive and aggressive in resolving asset quality issues and in taking action to protect the Bank's interests in scenarios where borrowers have been unable or unwilling to meet their repayment obligations. A significant portion of our loan loss provision was related to the continued decline in real estate values as we increased our loan loss reserves particularly in relation to commercial real estate loans and adjusted the net carrying value of nonperforming assets based on current appraisals. As we enter 2010, we have ample liquidity, solid core earnings and remain well capitalized which will assist us in meeting the ongoing challenges presented by the current economic environment."

Securities

During the full year 2009, securities increased $22.9 million, or 9.1%, to $275.5 million largely due to surplus liquidity initiatives. The Company holds seven pooled trust preferred CDOs with a total book value of $13.2 million (after fourth quarter 2009 impairment). During fourth quarter 2009, the Company concluded that five CDOs were other than temporarily impaired, resulting in a $3.6 million before-tax reduction in earnings.

Loans

During the full year 2009, gross loans decreased $119.3 million, or 11.9%, to $885.1 million through a combination of normal attrition, pay-downs, loan charge-offs and strategic initiatives to reduce lending exposure. Due to economic conditions, we have also experienced a decrease in the number of loan applications as many borrowers are trying to reduce their debt.

As of December 31, 2009, the Company had 14.5% of its total loan portfolio invested in land development and construction loans and 44.0% invested in commercial real estate (excluding construction and development).

The Company does not have any material direct exposure to sub-prime loan products as it has focused its real estate lending activities on providing traditional loan products to borrowers in locally known markets who also maintain deposit relationships with us.

Funding and Liquidity

The Company remains focused on growing deposits by leveraging opportunities to deepen existing customer relationships and develop new long-term relationships. During the full year 2009, total deposits increased $5.5 million, or 0.1%, to $1.055 billion. In-market deposits increased $50.8 million, or 5.4%, primarily as the result of an increase in certificates of deposit and savings accounts. Wholesale funding (brokered deposits and FHLB advances) decreased $99.3 million, or 39.1%, as maturing brokered certificates of deposit and FHLB advances were not replaced.

The Bank's overall liquidity position improved during the fourth quarter 2009, largely due to a reduction in the loan portfolio, net of gross charge-offs and transfers to OREO. Also contributing was an increase in liquid assets, including excess reserves on deposit at the Federal Reserve Bank and unencumbered securities.

Credit Quality

As of December 31, 2009, the Company increased its allowance for loan losses to $40.9 million, up $12.9 million from September 30, 2009 and $25.9 million from December 31, 2008. During the fourth quarter 2009, the allowance for loan losses increased 158 basis points to 4.62% of total loans outstanding at December 31, 2009, compared to 3.04% at September 30, 2009 and 1.50% at December 31, 2008. Management evaluates the sufficiency of the allowance for loan losses based on the combined total of specific reserves, historical loss and qualitative components and believes that the allowance for loan losses was adequate to absorb credit losses inherent in the loan portfolio at December 31, 2009.

The provision for loan losses for fourth quarter 2009 was $22.3 million, compared to $14.5 million and $5.2 million for third quarter 2009 and fourth quarter 2008, respectively. The fourth quarter 2009 provision was driven by a higher level of net loan charge-offs, an increase in nonperforming loans and deteriorating collateral values, reflecting the impact of the adverse economic climate on the Company's borrowers. As the status of collateral dependent loans deteriorated, Management monitored these credits to analyze the adequacy of the cash flows to support the debt levels and obtained updated appraisals to determine the collateral's fair value for impairment analysis. Based on this analysis of cash flows and collateral value, Management increased its specific reserves for impaired loans by $12.9 million during the fourth quarter. In addition, the historical loss and qualitative factors of the allowance were increased by $9.4 million to reflect continuing economic challenges and deteriorating trends for losses being experienced.

Net loan charge-offs for the fourth quarter 2009 were $9.3 million, or 1.03% of average loans, compared with $13.4 million, or 1.43% of average loans, for the third quarter 2009 and $1.7 million, or 0.17% of average loans, for the fourth quarter 2008. The level of the provision for loan losses recognized was 239.1% of net loan charge offs in the fourth quarter 2009, 108.0% of net loan charge-offs in the third quarter 2009 and 313.3% in the fourth quarter 2008. Loan charge-offs during the fourth quarter 2009 were largely influenced by the credit performance of the Company's land development, construction and commercial real estate portfolio. These charge-offs reflect management's continuing efforts to align the carrying value of these assets with the value of underlying collateral based upon more aggressive disposition strategies and recognizing falling property values. Because these loans are collateralized by real estate, losses occur more frequently when property values are declining and borrowers are losing equity in the underlying collateral. Management believes we are recognizing losses in our portfolio through charge-offs as credit developments warrant. The fact that our provisions are still well over our charge-offs shows proactive response to the difficult credit environment.

The Company's level of nonperforming assets continues to be high as it, and many others in the banking industry, copes with one of the most severe recessions in decades. Total nonperforming assets were $97.1 million, or 7.40% of total assets, at December 31, 2009. This included $0.7 million in troubled debt restructures, $16.2 million of foreclosed assets and repossessed real estate and $80.2 million of nonaccrual loans. Approximately 87.8% of total nonaccrual loans at December 31, 2009 were concentrated in land development, construction and commercial real estate credits. Additionally, 64.6% of total nonaccrual loans represented loans to 10 borrowers.

As a result of the deterioration of general economic conditions, the ongoing implementation of action plans on previously identified relationships, and the identification of additional deteriorating relationships, nonperforming loans (nonaccrual, 90 days past due and troubled debt restructures) increased $4.2 million from September 30, 2009 and $70.5 million from December 31, 2008. The level of nonperforming loans to end of period loans was 9.14% as of December 31, 2009 as compared to 8.32% as of September 30, 2009 and 1.03% as of December 31, 2008. As a result of the increase in the allowance for loan losses, the allowance to nonperforming loan coverage ratio increased to 50.59% in the fourth quarter from 36.48% during the third quarter 2009 and decreased from 145.55% during the fourth quarter 2008.

Other real estate owned (OREO) was $16.2 million as of December 31, 2009 compared to $14.0 million as of September 30, 2009 and $12.7 million as of December 31, 2008. During the fourth quarter 2009, the Company reduced the carrying value of OREO properties by $1.1 million reflective of existing market conditions and more aggressive disposition strategies.

Management continues to diligently monitor the loan portfolio, paying particular attention to borrowers with residential and commercial real estate exposure. The prolonged period of high economic uncertainty that existed throughout 2009 is projected to continue through much of 2010. Should the economic climate continue to deteriorate from current levels, more borrowers may experience repayment difficulty, and the level of nonperforming loans, charge-offs and delinquencies will rise requiring further increases in the provision for loan losses.

Net Interest Margin

The net interest margin was 3.13% for the fourth quarter 2009, representing decreases of 8 basis points from 3.21% recorded in the third quarter 2009 and 20 basis points from 3.33% reported in the fourth quarter 2008. The decrease in margin from the fourth quarter 2008 was primarily due to the cost of increasing liquidity, average loan volume decline, the cost of carrying higher nonaccrual loans and the impact of nonaccrual loan interest reversals. Our net interest margin was positively impacted by a decrease in the cost of funds. Due largely to the protracted economic downturn, the carrying cost of nonaccrual loans, and the Company's interest rate sensitivity, the margin will remain under pressure throughout 2010.

Noninterest Income and Expense

Total noninterest income for the fourth quarter of 2009 was $(0.5) million, a decline of $1.1 million, compared to $0.6 million reported in the same period in 2008. Excluding impairment charges taken on securities in both quarters, noninterest income decreased $0.2 million, or 6.6%. This decrease largely stems from reduced consumer spending and its impact on overdraft fees.

Total noninterest expense for the fourth quarter of 2009 was $10.5 million, an increase of $2.4 million, compared to $8.1 million recorded during the same period in 2008. The change was largely a result of increasing loan remediation costs, including collection expenses on nonperforming loans, general expenses associated with maintaining other real estate owned and a valuation adjustment taken on one property held in other real estate owned. Also contributing to the change was an industry-wide increase in FDIC insurance premiums.

Capital Management

As reflected in the following table, all regulatory ratios to be considered "well-capitalized" were exceeded as of December 31, 2009:

                                                        Well-
                                   Dec 31,  Dec 31,  Capitalized
                                     2009     2008   Thresholds
                                   -------  -------  -----------
Carrying amounts ($ millions):
  Total risk-based capital         $ 114.9  $ 128.8
  Tier 1 risk-based capital        $  91.9  $ 105.6
  Tangible common equity           $  56.0  $  81.8

Capital ratios:
  Total risk-based capital           11.34%   12.18%        10.0%
  Tier 1 risk-based capital           9.07%    9.99%         5.0%
  Leverage ratio                      7.10%    8.10%         5.0%
  Tangible common equity              4.35%    5.99%          NA

Total capital and corresponding capital ratios decreased during 2009 due to net operating losses for the full year 2009 and a $16.6 million deduction to tier 1 capital related to the Company's deferred tax assets. Based upon a regulatory accounting standard that is not directly applicable under generally accepted accounting principles, the $16.6 million deferred tax asset deduction to tier 1 capital represents decreases of 165 basis points in the total risk-based and tier 1 risk-based capital ratios and 163 basis points in the leverage ratio.

About the Company

Centrue Financial Corporation is a regional financial services company headquartered in St. Louis, Missouri and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.

Further information about the Company is available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; the Company's implementation of new technologies; the Company's ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

--  Unaudited Highlights
--  Unaudited Consolidated Balance Sheets
--  Unaudited Consolidated Statements of Income
--  Unaudited Selected Quarterly Consolidated Financial Data

Centrue Financial Corporation
Unaudited Highlights
(In Thousands, Except Share Data)

                               Three Months Ended     Twelve Months Ended
                                  December 31,           December 31,
                             ---------------------   ---------------------
                                2009        2008        2009       2008
                             ---------   ---------   ---------   ---------
Operating Highlights

 Net income                  $ (14,517)  $  (1,559)  $ (38,079)  $   6,390
 Return on average total
  assets                         (4.31)%     (0.46)%     (2.82)%      0.47%
 Return on average
  stockholders' equity          (45.81)      (5.26)     (27.80)       5.43
 Net interest margin              3.13        3.33        3.26        3.32
 Efficiency ratio                75.84       60.71       71.21       64.32

Per Share Data

 Diluted earnings per common
  share                      $   (2.48)  $   (0.27)  $   (6.61)  $    1.02
 Book value per common share $   13.15   $   19.14   $   13.15   $   19.14
 Tangible book value per
  common share               $    9.27   $   13.57   $    9.27   $   13.57
 Diluted weighted average
  common shares outstanding  6,043,176   6,028,491   6,035,598   6,042,296
 Period end common shares
  outstanding                6,043,176   6,028,491   6,043,176   6,028,491

Stock Performance Data

 Market price:
  Quarter end                $    2.60   $    6.17   $    2.60   $    6.17
    High                     $    3.79   $   14.57   $    6.95   $   22.94
    Low                      $    1.00   $    5.70   $    1.00   $    5.70
 Period end price to book
  value                          19.77%      32.24%      19.77%      32.24%
 Period end price to
  tangible book value            28.05%      45.47%      28.05%      45.47%

Centrue Financial Corporation
Unaudited Consolidated Balance Sheets
(In Thousands, Except Share Data)

                                                December 31,  December 31,
                                                    2009          2008
                                                ------------  ------------
ASSETS
  Cash and cash equivalents                     $     56,452  $     35,014
  Securities available-for-sale                      264,772       241,851
  Restricted securities                               10,711        10,711
  Loans                                              885,095     1,004,390
  Allowance for loan losses                          (40,909)      (15,018)
                                                ------------  ------------
     Net loans                                       844,186       989,372
  Bank-owned life insurance                           29,365        27,917
  Mortgage servicing rights                            2,885         2,890
  Premises and equipment, net                         30,260        32,376
  Goodwill                                            15,880        24,494
  Other intangible assets, net                         7,551         9,088
  Other real estate owned                             16,223        12,723
  Other assets                                        34,399        15,445
                                                ------------  ------------

     Total assets                               $  1,312,684  $  1,401,881
                                                ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
     Deposits
        Non-interest-bearing                    $    119,313  $    118,745
        Interest-bearing                             935,376       930,475
                                                ------------  ------------
          Total deposits                           1,054,689     1,049,220
     Federal funds purchased and securities
      sold under agreements to repurchase             16,225        46,306
     Federal Home Loan Bank advances                  86,261       140,285
     Notes payable                                    10,796        19,826
     Series B mandatory redeemable preferred
      stock                                              268           268
     Subordinated debentures                          20,620        20,620
     Other liabilities                                11,211         9,448
                                                ------------  ------------
        Total liabilities                          1,200,070     1,285,973

  Stockholders' equity
     Series A convertible preferred stock                500           500
     Series C preferred stock                         30,190             -
     Common stock                                      7,454         7,454
     Surplus                                          74,741        71,488
     Retained earnings                                21,486        62,476
     Accumulated other comprehensive income
      (loss)                                             439        (3,590)
                                                ------------  ------------
                                                     134,810       138,328
     Treasury stock, at cost                         (22,196)      (22,420)
                                                ------------  ------------
        Total stockholders' equity                   112,614       115,908

          Total liabilities and stockholders'
           equity                               $  1,312,684  $  1,401,881
                                                ============  ============

Centrue Financial Corporation
Unaudited Consolidated Statements of Income
(In Thousands, Except Share Data)

                                        Three Months       Twelve Months
                                            Ended              Ended
                                        December 31,       December 31,
                                      -----------------  -----------------
                                        2009      2008     2009      2008
                                      --------  -------  --------  -------
Interest income
  Loans                               $ 12,503  $14,391  $ 53,223  $62,975
  Securities
     Taxable                             1,999    2,301     8,696    9,032
     Exempt from federal income taxes      309      341     1,246    1,405
  Federal funds sold and other              29       12        80      106
                                      --------  -------  --------  -------
     Total interest income              14,840   17,045    63,245   73,518

Interest expense
  Deposits                               4,685    5,964    20,554   27,555
  Federal funds purchased and
   securities sold under agreements to
   repurchase                               37       85       148      760
  Federal Home Loan Bank advances          588      493     2,296    3,279
  Series B mandatory redeemable
   preferred stock                           4       13        16       50
  Subordinated debentures                  253      316     1,074    1,272
  Notes payable                             92      289       474    1,028
                                      --------  -------  --------  -------
     Total interest expense              5,659    7,160    24,562   33,944

Net interest income                      9,181    9,885    38,683   39,574
Provision for loan losses               22,250    5,225    52,049    8,082
                                      --------  -------  --------  -------
Net interest income (loss) after
  provision for loan losses            (13,069)   4,660   (13,366)  31,492

Noninterest income
  Service charges                        1,609    1,812     6,421    7,303
  Mortgage banking income                  443      341     2,303    1,525
  Bank-owned life insurance                285      256     1,048    1,022
  Electronic banking services              476      403     1,923    1,807
  Securities gains                           5        -       251      848
  Total other-than-temporary
   impairment losses                    (6,367)  (2,735)  (15,814)  (2,735)
  Portion recognized in other
   comprehensive income (before
   taxes)                                2,810        -     3,208        -
                                      --------  -------  --------  -------
     Net impairment on securities       (3,557)  (2,735)  (12,606)  (2,735)
  Gain on sale of OREO                      12       19       178      379
  Gain on sale of other assets              11      231       128    1,309
  Other income                             259      258     1,065    1,951
                                      --------  -------  --------  -------
                                          (457)     585       711   13,409
Noninterest expenses
  Salaries and employee benefits         3,816    3,407    16,195   16,283
  Occupancy, net                           817      880     3,364    3,598
  Furniture and equipment                  577      618     2,303    2,673
  Marketing                                204      322       783    1,228
  Supplies and printing                    114      139       458      470
  Telephone                                184      158       838      772
  Data processing                          374      397     1,510    1,309
  FDIC insurance                           903       46     2,780      184
  Goodwill impairment                        -        -     8,451      724
  Amortization of intangible assets        356      435     1,537    1,883
  Other expenses                         3,180    1,684     8,439    6,621
                                      --------  -------  --------  -------
                                        10,525    8,086    46,658   35,745

Income (loss) before income taxes      (24,051)  (2,841)  (59,313)   9,156
Income taxes (benefit)                  (9,534)  (1,282)  (21,234)   2,766
                                      --------  -------  --------  -------
     Net income (loss)                $(14,517) $(1,559) $(38,079) $ 6,390
                                      ========  =======  ========  =======

Preferred stock dividends                  468       51     1,810      207
                                      --------  -------  --------  -------
Net income (loss) for common
 stockholders                         $(14,985) $(1,610) $(39,889) $ 6,183
                                      ========  =======  ========  =======

Basic earnings (loss) per common
 share                                $  (2.48) $ (0.27) $  (6.61) $  1.02
                                      ========  =======  ========  =======
Diluted earnings (loss) per common
 share                                $  (2.48) $ (0.27) $  (6.61) $  1.02
                                      ========  =======  ========  =======

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

                                       Quarters Ended
                 --------------------------------------------------------
                  12/31/09    09/30/09    06/30/09   03/31/09    12/31/08
                 ---------   ---------   ---------   ---------  ---------
Statement of
 Income
 Interest income $  14,840   $  15,335   $  16,048   $  17,022  $  17,045
 Interest
  expense           (5,659)     (5,927)     (6,332)     (6,644)    (7,160)
                 ---------   ---------   ---------   ---------  ---------
 Net interest
  income             9,181       9,408       9,716      10,378      9,885
 Provision for
  loan losses       22,250      14,500      13,064       2,235      5,225
                 ---------   ---------   ---------   ---------  ---------
 Net interest
  income (loss)
  after provision
  for loan losses  (13,069)     (5,092)     (3,348)      8,143      4,660
 Noninterest
  income              (457)         66        (941)      2,043        585
 Noninterest
  expense           10,525       8,991      18,265       8,877      8,086
                 ---------   ---------   ---------   ---------  ---------
 Income (loss)
  before income
  taxes            (24,051)    (14,017)    (22,554)      1,309     (2,841)
 Provision
  (benefit) for
  income taxes      (9,534)     (5,605)     (6,339)        244     (1,282)
                 ---------   ---------   ---------   ---------  ---------
 Net income
  (loss)         $ (14,517)  $  (8,412)  $ (16,215)  $   1,065  $  (1,559)
                 =========   =========   =========   =========  =========
 Net income
  (loss) on
  common stock   $ (14,985)  $  (8,879)  $ (16,675)  $     650  $  (1,610)
                 =========   =========   =========   =========  =========

Per Share
 Basic earnings
  (loss) per
  common share   $   (2.48)  $   (1.47)  $   (2.77)  $    0.11  $   (0.27)
 Diluted earnings
  (loss) per
  common share       (2.48)      (1.47)      (2.77)       0.11      (0.27)
 Cash dividends on
  common stock          NM          NM        0.01        0.07       0.14
 Dividend payout
  ratio for
  common stock          NM          NM          NM      64.92 %        NM
 Book value per
  common share   $   13.15   $   15.54   $   16.25   $   18.82  $   19.14
 Tangible book
  value per
  common share   $    9.27   $   11.60   $   12.25   $   13.35  $   13.57
 Basic weighted
  average common
  shares
  outstanding    6,043,176   6,043,176   6,027,306   6,028,491  6,028,491
 Diluted weighted
  average common
  shares
  outstanding    6,043,176   6,043,176   6,028,471   6,028,491  6,028,491
 Period-end
  common shares
  outstanding    6,043,176   6,043,176   6,043,176   6,028,491  6,028,491

Balance Sheet
 Securities      $ 275,483   $ 273,085   $ 225,805   $ 232,983  $ 252,562
 Loans             885,095     921,340     953,894     985,464  1,004,390
 Allowance for
  loan losses       40,909      27,965      26,894      16,010     15,018
 Assets          1,312,684   1,338,474   1,313,529   1,370,363  1,401,881
 Deposits        1,054,689   1,061,543   1,034,116   1,068,453  1,049,220
 Stockholders'
  equity           112,614     127,066     131,367     146,647    115,908

Earnings
 Performance
 Return on average
  total assets       (4.31)%     (2.51)%     (4.82)%     0.31%     (0.46)%
 Return on
  average
  stockholders'
  equity            (45.81)     (25.47)     (45.09)       2.93      (5.26)
 Net interest
  margin ratio        3.13        3.21        3.27        3.42       3.33
 Efficiency
  ratio (1)          75.84       71.74       74.02       63.82      60.71

Asset Quality
 Nonperforming
  assets to
  total end of
  period assets       7.40%       6.77%       6.19%       2.06%      1.64%
 Nonperforming
  loans to total
  end of period
  loans               9.14        8.32        7.10        1.57       1.03
 Net loan
  charge-offs to
  total average
  loans               1.03        1.43        0.22        0.12       0.17
 Allowance for
  loan losses to
  total end of
  period loans        4.62        3.04        2.82        1.62       1.50
 Allowance for
  loan losses to
  nonperforming
  loans              50.59       36.48       39.70      103.47     145.55
 Nonperforming
  loans          $  80,864   $  76,657   $  67,746   $  15,473  $  10,318
 Nonperforming
  assets            97,087      90,618      81,328      28,245     23,041
 Net loan
  charge-offs        9,305      13,429       2,180       1,243      1,668

Capital
 Total risk-based
  capital ratio      11.34%      13.16%      14.29%      13.99%     12.18%
 Tier 1
  risk-based
  capital             9.07       10.95       12.11       11.88       9.99
 Tier 1 leverage
  ratio               7.10        8.87        9.93       10.26       8.10
 Tangible common
  equity to
  tangible
  assets              4.35        5.34        5.75        6.01       5.99

(1)  Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gains on sale of assets.

NM   Not meaningful.

Contact:
Thomas A. Daiber
President and
Chief Executive Officer
Centrue Financial Corporation
tom.daiber@centrue.com

Kurt R. Stevenson
Senior Executive Vice President
and Chief Financial Officer
Centrue Financial Corporation
kurt.stevenson@centrue.com